Exhibit 10.7

SECOND AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT AND GUARANTY

THIS SECOND AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT AND GUARANTY (this “Amendment”), dated as of April 30, 2020, by and among VIANT TECHNOLOGY LLC, a Delaware limited liability company (“Viant Tech”), VIANT US LLC, a Delaware limited liability company (“Viant US”), ADELPHIC LLC, a Delaware limited liability company (“Adelphic”), MYSPACE LLC, a Delaware limited liability company (“Myspace” and, together with Viant Tech, Viant US and Adelphic the “Borrowers”, and each a “Borrower”), the Persons which are party to the Credit Agreement as lenders (collectively, the “Lenders” and each individually a “Lender”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for the Lenders (PNC, in such capacity, the “Agent”). Terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement defined below.

RECITALS

A. The Lenders, the Agent and the Borrowers have previously entered into that certain Revolving Credit and Security Agreement and Guaranty, dated as of October 31, 2019, as amended by that certain First Amendment to Revolving Credit and Security Agreement and Guaranty dated as of April 13, 2020 (as amended, and as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have made certain loans and financial accommodations available to Borrower.

B. The Borrowers have requested that Agent and the Lenders amend the Credit Agreement on the terms and conditions set forth herein.

C. The Borrowers are entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Agent’s or any Lender’s rights or remedies as set forth in the Credit Agreement or any Other Document is being waived or modified by the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendments to Credit Agreement.

(a) The following definitions are hereby added to Section 1.2 of the Credit Agreement as follows:

“Limited Guarantor” shall mean Four Brothers 2 LLC, a California limited liability company and its permitted successors and assigns.

“Limited Guaranty and Pledge Agreement” shall mean that certain Limited Guaranty and Pledge Agreement by Limited Guarantor dated as of April 30, 2020, in favor of Agent.

(b) The following definitions in Section 1.2 of the Credit Agreement are hereby amended and restated as follows:

“EBITDA” shall mean for any period with respect to Loan Parties on a Consolidated Basis, the sum of (a) net income (or loss) for such period (excluding extraordinary gains and losses), plus (b) the sum of (i) all net interest expense for such period inclusive of all related fees, commissions and charges, plus (ii) all charges against income for such period for federal, state and local taxes, plus (iii) depreciation expenses for such period, plus (iv) amortization expenses for such period, plus (v) all other non-cash charges below the operating income line, plus (vi) stock based compensation, plus (vii) expenses relating to consulting fees for establishing compliance with the California Consumer Privacy Act and Global Data Protection Regulation (GDPR) up to $150,000 in the aggregate for all periods (other than periods prior to the Closing Date), plus (viii) all fees and expenses incurred in connection with the consummation of the Transactions contemplated to occur on the Closing Date to the extent incurred on or prior to the date that is ninety (90) days after the Closing Date and not exceeding, in the aggregate for all such amounts $4,300,000, plus (ix) up to $500,000 in the aggregate for all periods (other than periods prior to the Closing Date) of restructuring (which may include severance costs) and litigation fees, costs, expenses and charges to the extent evidence thereof, in form and substance satisfactory to Agent in its Permitted Discretion, is provided to Agent, plus (x) bad debt expense recorded after the Closing Date in connection with Receivables due as of August 31, 2019 from The Mobile Majority, not exceeding $1,791,938, plus (xi) to the extent supported by a quality of earnings report satisfactory to Agent in its Permitted Discretion and not exceeding, in the aggregate for any four consecutive fiscal quarter period, 12.5% of EBITDA (determined before giving effect to the applicable adjustments), in connection with any Permitted Acquisition, the amount of cost savings and operating expense reductions projected by the Borrowers in good faith to be realized as a result of specified actions taken or expected in good faith to be taken within twelve (12) months following such Permitted Acquisition (in each case calculated on a pro forma basis as though such cost savings and expense reductions have been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions, plus (xii) net gains (or minus losses) related to non-ordinary course asset Dispositions, minus (c) capitalized (and not otherwise expensed) data acquisition costs and software development costs, minus (d) any losses (or plus any gains) from foreign currency transactions (including losses related to currency remeasurements of Indebtedness), to the extent that such losses were taken into account in computing net income, minus (e) all distributions under clause (h) of the definition of Permitted Dividends (including, to the extent historically reflected as tax distributions, those made in lieu of salary and other cash compensation of the sort contemplated by clause (h) of the definition of Permitted Dividends). Extraordinary gains associated with the Transactions shall be excluded from the determination of EBITDA, including gains associated with the elimination of debt ($41,454,967), interest payable (approximately $6,100,000 on the Closing Date), other net liabilities (approximately $7,800,000 on the Closing Date) and paid-in-capital ($47,242,397). The results of operations, including all expenses of Viant UK, shall be excluded from the determination of EBITDA for all periods prior to the Closing Date and for the twelve month period following the Closing Date.

“Fixed Charge Coverage Ratio” shall mean, with respect to any specified fiscal period, for the Loan Parties on a Consolidated Basis, the ratio of (a) EBITDA, minus Unfunded Capital Expenditures made during such period, minus tax distributions and dividends made during such period (excluding, to the extent historically reflected therein, distributions made in lieu of salary and other cash compensation of the sort contemplated by clause (h) of the definition of Permitted Dividends), minus cash taxes paid or required to be paid during such period, to (b) all Debt Payments made, or required to be made, in cash during such period.

“Other Documents” shall mean the Notes, the Perfection Certificates, the Fee Letter, each Guaranty, each Guarantor Security Agreement, each Mortgage, each Pledge Agreement, the Limited Guaranty and Pledge Agreement, each Lender-Provided Interest Rate Hedge, each Lender-Provided Foreign Currency Hedge, the documents and agreements providing for Cash Management Products and Services or otherwise giving rise to Cash Management Liabilities, the Subordination Agreements, all certificates delivered pursuant to this Agreement, and any and all other agreements, instruments and documents, including subordination and intercreditor agreements, guaranties, pledges, security agreements, control agreements, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Loan Party or creditor thereof and/or delivered to Agent, Issuer, or any Lender in respect of the transactions contemplated by this Agreement, in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Permitted Holders” shall mean shall mean, collectively, (a) Tim Vanderhook, (b) Chris Vanderhook, (c) any family members, heirs or descendants of any individual listed in clauses (a) and (b), (d) the trustees of any bona fide trusts of which any of the foregoing are the sole beneficiaries and grantors, (e) the Limited Guarantor, and (f) any trust or other Person established for estate planning purposes that are controlled by, and established for the sole benefit of, any of the foregoing.

(c) The definition of “Permitted Dividends” in Section 1.2 of the Credit Agreement is hereby amended by deleting “and” at the end of clause (f) and adding it at the end of clause (g) and adding a new clause (h) to read as follows:

(h) compensation paid to Tim Vanderhook, Russell Vanderhook and/or Chris Vanderhook in their capacities as officers of Viant in the Ordinary Course of Business in lieu of salary or similar compensation payments, to the extent characterized as a distribution.

(d) Clause (c) of Section 7.10 of the Credit Agreement is hereby amended and restated to read as follows:

(c) payment of expenses and compensation to officers and employees in the Ordinary Course of Business (including, without limitation, compensation characterized as distributions permitted under clause (h) of the definition of Permitted Dividends);

(e) Section 9.7 of the Credit Agreement is hereby amended and restated to read as follows:

9.7. Annual Financial Statements. Furnish to Agent and Lenders within one hundred fifty (150) days in the case of the fiscal year ended December 31, 2019 and within one hundred twenty (120) days (and exercise best efforts to furnish to Agent and Lenders within ninety (90) days) after the end of each fiscal year of Viant thereafter, financial statements of Viant and its Subsidiaries on a consolidated basis and on a consolidating basis as to any non-Loan Party Subsidiaries of Viant, including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Viant and satisfactory to Agent (the “Accountants”). The report of the Accountants shall be accompanied by a statement of the Accountants certifying that (i) they have caused this Agreement to be reviewed, (ii) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or a Default under this Agreement or any Other Document or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing, and such report shall contain or have appended thereto calculations which set forth the Loan Parties’ compliance with the requirements or restrictions imposed by Sections 6.5, 7.4, 7.5, 7.6, 7.7, 7.8 and 7.11 hereof. In addition, the reports shall be accompanied by a Compliance Certificate.

2. Effectiveness of this Amendment. This Amendment and each Other Document executed in connection herewith (each an “Amendment Document”) shall become effective upon the satisfaction, as determined by Agent, of the following conditions.

(a) Amendment. Agent shall have received (i) this Amendment, and (ii) the Limited Guaranty and Pledge Agreement, in each case fully executed by each Person contemplated to be signatory thereto in form and substance reasonably satisfactory to Agent.

(b) Secretary’s Certificates, Authorizing Resolutions and Good Standings of Limited Guarantor. Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of Limited Guarantor in form and substance satisfactory to Agent dated as of the date hereof which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Agent, of the board of directors (or other equivalent governing body, member or partner) of Limited Guarantor authorizing, as applicable, the execution, delivery and performance of the Limited Guaranty and Pledge Agreement and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate, (ii) the incumbency and signature of the officers of Limited Guarantor authorized to execute the Limited Guaranty and Pledge Agreement, (iii) copies of the Organizational Documents of Limited Guarantor as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of Limited Guarantor in its jurisdiction of organization, as evidenced by good standing certificate (or the equivalent thereof issued by any applicable jurisdiction) dated reasonably prior to the date hereof, issued by the Secretary of State or other appropriate official of such jurisdiction;

(c) Legal Opinion. Agent shall have received the executed legal opinion of Gibson, Dunn & Crutcher LLP, in form and substance satisfactory to Agent, which shall cover such customary matters incident to the transactions contemplated by the Limited Guaranty and Pledge Agreement executed and delivered as of the date hereof, and each Loan Party and Limited

Guarantor hereby authorizes and directs such counsel to deliver such opinion to Agent and Lenders.

(d) Representations and Warranties. The representations and warranties set forth herein must be true and correct in all material respects (or in all respects in the case of any representation and warranty which, by its terms, is qualified as to materiality) on and as of the date hereof as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date, in which case such representation and warranty shall be true and correct as of such specified date).

(e) Other Required Documentation. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded, as required by Agent.

3. Termination of Limited Guaranty and Pledge Agreement. Upon the effectiveness of this Amendment, the Agent consents to the termination and release of Four Brothers LLC, a California limited liability company under that certain Limited Guaranty and Pledge Agreement dated as of October 31, 2019 by Four Brothers LLC in favor of Agent. Upon the effectiveness of this Amendment, Agent will file a UCC-3 termination statement of the filing made by Agent with respect to Four Brothers LLC in connection with the foregoing release.

4. Representations and Warranties. Each Loan Party represents and warrants as follows:

(a) Authority. Such Loan Party has full power, authority and legal right to enter into the Amendment Documents to which it is a party and to perform all its respective Obligations thereunder and under the Credit Agreement (as amended hereby) and Other Documents (as amended thereby). The Amendment Documents to which it is a party have been duly executed and delivered by each Loan Party, and the Amendment Documents, together with the Credit Agreement (as amended hereby) and the Other Documents (as amended thereby) to which it is a party, constitute the legal, valid and binding obligation of such Loan Party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of the Amendment Documents, together with the Credit Agreement (as amended hereby) and the Other Documents (as amended thereby), to which it is a party (i) are within such Loan Party’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of law or the terms of such Loan Party’s Organizational Documents or of any Material Contract to which such Loan Party is a party or by which such Loan Party is bound, including the Subordinated Indebtedness Documents and any Permitted Acquisition Documents, (ii) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, except as could not reasonably be expected to result in a Material Adverse Effect, (iii) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except those Consents set forth on Schedule 5.1 to the Credit Agreement, all of which will have been duly obtained, made or compiled prior to the date hereof and which are in full force and effect, except such consents the failure of which to obtain could not reasonably be expected to result in a Material Adverse Effect, and (iv) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any Material Contract, including the Subordinated Indebtedness Documents and any Permitted Acquisition Documents.

(b) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Credit Agreement (as amended or modified hereby), the Other Documents (as amended or modified hereby) and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with the Amendment Documents, the Credit Agreement (as amended or modified hereby), the Other Documents (as amended or modified hereby) or any related agreement, are true and correct in all material respects (or in all respects in the case of any representation and warranty which, by its terms, is qualified as to materiality) on and as of the date hereof as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date, in which case such representation and warranty shall be true and correct as of such specified date).

(c) No Default. No event has occurred and is continuing that constitutes a Default or an Event of Default.

5. Choice of Law. Each Amendment Document, and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York.

6. Counterparts; Facsimile Signatures. Each Amendment Document may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any such signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

7. Reference to and Effect on the Credit Agreement and Other Documents.

(a) Upon and after the effectiveness of the Amendment Documents, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Other Documents to, as applicable, (i) “the Credit Agreement”, “thereof,” words of like import referring to the Credit Agreement, or (ii) any Other Document, “thereof” or words of like import referring to any Other Document, shall mean and be a reference to the Credit Agreement and such Other Documents as modified and amended by the Amendment Documents, as applicable.

(b) The execution, delivery and effectiveness of the Amendment Documents shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Agent and/or the Lenders under the Credit Agreement or any of the Other Documents, nor constitute a waiver of any provision of the Credit Agreement or any of the Other Documents.

(c) To the extent that any terms and conditions in any of the Other Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement or any Other

Document, after giving effect to the Amendment Documents, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement and the Other Documents as modified or amended hereby.

8. Ratification. Except as specifically amended pursuant to the Amendment Documents, the Credit Agreement and all Other Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed by each Loan Party and shall constitute the legal, valid, binding and enforceable obligations of the Loan Parties party thereto to Agent and the Lenders.

9. Estoppel. To induce Agent and the Lenders to enter into this Amendment and to continue to make advances to Borrowers under the Credit Agreement, each Loan Party hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense, counterclaim or objection in favor of any Loan Party as against Agent, any Lender or any other Secured Party with respect to the Obligations, the Credit Agreement or any Other Document.

11. Entire Understanding. The Amendment Documents, together with the Credit Agreement and any Other Document modified thereby, contain the entire understanding between each Loan Party, Agent and Lenders and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof and thereof. Any promises, representations, warranties or guarantees not herein or therein contained and hereinafter made shall have no force and effect unless in writing, signed by the respective officers of each Loan Party signatory hereto (or by Borrowing Agent on their behalf), Agent and each Lender (subject to the provisions of Section 16.2(b) of the Credit Agreement). Neither any Amendment Document, nor any portion or provisions hereof or thereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of the Amendment Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of the Amendment Documents.

12. Severability. If any part of any Amendment Document is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof and thereof shall not be invalidated thereby and shall be given effect so far as possible.

13. Submission of Amendment. The submission of the Amendment Documents to the parties or their agents or attorneys for review or signature does not constitute a commitment by Agent or the Lenders to waive any of their respective rights and remedies under the Credit Agreement or any Other Document, and the Amendment Documents shall have no binding force or effect until all of the conditions to the effectiveness of the Amendment Documents have been satisfied as set forth herein.

[signature pages follow]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

BORROWERS:	VIANT TECHNOLOGY LLC

	By:	/s/ Tim Vanderhook
	Name:	Tim Vanderhook
	Title:	Chief Executive Officer

VIANT US LLC

	By:	/s/ Tim Vanderhook
	Name:	Tim Vanderhook
	Title:	Chief Executive Officer

ADELPHIC LLC

	By:	/s/ Tim Vanderhook
	Name:	Tim Vanderhook
	Title:	Chief Executive Officer

MYSPACE LLC

	By:	/s/ Tim Vanderhook
	Name:	Tim Vanderhook
	Title:	Chief Executive Officer

Signature Page to Second Amendment to Revolving Credit and Security Agreement and Guaranty

AGENT AND SOLE LENDER	PNC BANK, NATIONAL ASSOCIATION,

	By:	/s/ Albert Sarkis
	Name:	Albert Sarkis
	Title:	Senior Vice President

Signature Page to Second Amendment to Revolving Credit and Security Agreement and Guaranty